MARSHALL FUNDS, INC.

Amendment No. 1

to

ARTICLES OF INCORPORATION

Dated July 30, 1992

THESE Articles of Incorporation are amended as follows:

Delete Section (a) of Article IV and substitute in its place the following:

“(a) The Corporation is authorized to issue fifty billion (50,000,000,000) shares of common stock, par value $.0001 per share. Subject to the following paragraph, the authorized shares are classified as follows:

Class	Series	Authorized Number of Shares
Marshall Money Market Fund	Investment Shares	5,000,000,000
Marshall Money Market Fund	Trust Shares	5,000,000,000
Marshall Government Income Fund		1,000,000,000
Marshall Stock Fund		1,000,000,000
Marshall Tax-Free Money Market Fund		2,500,000,000
Marshall Short-Term Income Fund		1,000,000,000
Marshall Intermediate Bond Fund		1,000,000,000

The remaining 33,500,000,000 shares shall remain unclassified until action is taken by the Board of Directors pursuant to the following paragraph.”

The undersigned Secretary of Marshall Funds, Inc. certifies that the above stated amendment is a true and correct Amendment to the Articles of Incorporation, as adopted by the Directors of the Corporation as of the 11th day of August, 1992 in accordance with Section 180.1002 of the Wisconsin Statutes.

WITNESS the due execution hereof this 11th day of August, 1992.

/s/ Peter J. Germain
Peter J. Germain
Secretary

This document was drafted by:

James E. Banks, Jr.

Federated Administrative Services, Inc.

Federated Investors Tower

Pittsburgh, Pennsylvania 15222-3779